Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RLI Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-01637, 333-28625, 333-75251, 333-117714, 333-124450, 333-125354, and 333-166614) on Form S-8 of RLI Corp. of our reports dated February 25, 2011, with respect to the consolidated balance sheets of RLI Corp. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings and comprehensive earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports are incorporated by reference in, or appear in, the December 31, 2010 annual report on Form 10-K of RLI Corp.

/s/ KPMG LLP

Chicago, Illinois

February 25, 2011

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